Page 10 of 53 Pages







        ___________________________________________________________



                      	REGISTRATION RIGHTS AGREEMENT

                                   among

                   POLICY MANAGEMENT SYSTEMS CORPORATION

                    GENERAL ATLANTIC PARTNERS 14,  L.P.


                                    and


                          GAP COINVESTMENT PARTNERS


                          __________________________

                          Dated as of April 26, 1994
                          __________________________


        ___________________________________________________________

                                                            Page 11 of 53 Pages

                      TABLE OF CONTENTS

                                                        Page

1.   Definitions. . . . . . . . . . . . . . . . . . . . .  12

2.   Securities Subject to this Agreement . . . . . . . .  14
     (a)  Registrable Securities. . . . . . . . . . . . .  14
     (b)  Holders of Registrable Securities . . . . . . .  14

3.   Demand Registration. . . . . . . . . . . . . . . . .  15
     (a)  Request for Demand Registration . . . . . . . .  15
     (b)  Effective Demand Registration . . . . . . . . .  16
     (c)  Expenses. . . . . . . . . . . . . . . . . . . .  16
     (d)  Underwriting Procedures . . . . . . . . . . . .  16
     (e)  Selection of Underwriters . . . . . . . . . . .  17

4.   Piggy-Back Registration. . . . . . . . . . . . . . .  17
     (a)  Piggy-Back Rights . . . . . . . . . . . . . . .  17
     (b)  Expenses. . . . . . . . . . . . . . . . . . . .  18

5.   Holdback Agreements. . . . . . . . . . . . . . . . .  18
     (a)  Restrictions on Public Sale by Holders. . . . .  18
     (b)  Restrictions on Public Sale by the Company. . .  18

6.   Registration Procedures. . . . . . . . . . . . . . .  18
     (a)  Obligations of the Company. . . . . . . . . . .  18
     (b)  Seller Information. . . . . . . . . . . . . . .  22
     (c)  Notice to Discontinue . . . . . . . . . . . . .  22

7.   Registration Expenses. . . . . . . . . . . . . . . .  22

8.   Indemnification; Contribution. . . . . . . . . . . .  23
     (a)  Indemnification by the Company. . . . . . . . .  23
     (b)  Indemnification by Holders. . . . . . . . . . .  23
     (c)  Conduct of Indemnification Proceedings. . . . .  23
     (d)  Contribution. . . . . . . . . . . . . . . . . .  24

9.   Rule 144 . . . . . . . . . . . . . . . . . . . . . .  25

10.  Miscellaneous. . . . . . . . . . . . . . . . . . . .  25
     (a)  Recapitalizations, Exchanges, etc . . . . . . .  25
     (b)  Remedies. . . . . . . . . . . . . . . . . . . .  25
     (c)  Amendments and Waivers. . . . . . . . . . . . .  26
     (d)  Notices . . . . . . . . . . . . . . . . . . . .  26
     (e)  Successors and Assigns. . . . . . . . . . . . .  27
     (f)  Counterparts. . . . . . . . . . . . . . . . . .  27
     (g)  Governing Law . . . . . . . . . . . . . . . . .  27
     (h)  Headings. . . . . . . . . . . . . . . . . . . .  27
     (i)  Jurisdiction. . . . . . . . . . . . . . . . . .  28
     (j)  Severability. . . . . . . . . . . . . . . . . .  28
     (k)  Rules of Construction . . . . . . . . . . . . .  28
     (l)  Headings; References. . . . . . . . . . . . . .  28
     (m)  Entire Agreement. . . . . . . . . . . . . . . .  28
     (n)  Further Assurances. . . . . . . . . . . . . . .  28
     (o)  Effectiveness . . . . . . . . . . . . . . . . .  28

                                                           Page 12 of 53 Pages

                  REGISTRATION RIGHTS AGREEMENT

          REGISTRATION RIGHTS AGREEMENT, dated as of April 26, 1994, among POLICY MANAGEMENT SYSTEMS CORPORATION, a South Carolina corporation (the "Company"), GENERAL ATLANTIC PARTNERS 14, L.P., a Delaware limited partnership ("GAP 14"), and GAP COINVESTMENT PARTNERS, a New York general partnership ("GAP Coinvestment").

          Pursuant to a Stock Purchase Agreement, dated as of the date hereof, among GAP 14, GAP Coinvestment and INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation ("IBM") (the "Stock Purchase Agreement"), GAP 14 and GAP Coinvestment have agreed to purchase from IBM 1,519,024 shares of Common Stock, par value $.01 per share, of the Company ("Common Stock," and such shares of Common Stock are referred to herein as the "Purchased Common Stock").

          In connection with the purchase of the Purchased Common Stock by GAP 14 and GAP Coinvestment pursuant to the Stock Purchase Agreement, each of them has entered into a Shareholders' Agreement, dated as of the date hereof, among the Company, GAP 14 and GAP Coinvestment (the "Shareholders' Agreement"), pursuant to which GAP 14 and GAP Coinvestment have granted to the Company rights of first offer and certain other rights, in each case, to the extent provided for therein.

          In order to induce GAP 14 and GAP Coinvestment to enter into the Shareholders' Agreement, the Company has agreed to provide registration rights with respect to the Registrable
Securities (as hereinafter defined) as set forth in this Agreement.

          For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

          1. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

               "Act" means the Securities Act of 1933, as amended.

               "Approved Underwriter" has the meaning assigned such term in Section 3(e).

               "Business Day" means any day other than a Satur-day, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

                                                            Page 13 of 53 Pages

               "Common Stock" has the meaning assigned such term in the second paragraph of this Agreement.

               "Company" has the meaning assigned such term in the first paragraph of this Agreement.

               "Company Approved Amount" has the meaning assigned such term in Section 4(a).

               "Company Underwriter" has the meaning assigned such term in Section 4(a).

               "Demand Registration" has the meaning assigned such term in Section 3(a).

               "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               "GAP 14" has the meaning assigned such term in the first paragraph of this Agreement.

               "GAP Coinvestment" has the meaning assigned such term in the first paragraph of this Agreement.

               "Holder" has the meaning assigned such term in
Section 2(b).

               "Holders' Counsel" means (a) with respect to any Demand Registration that has been requested pursuant to
Section 3, counsel selected by the Initiating Holders holding a majority of the Registrable Securities held by all Initiating Holders being registered in such registration, and (b) with respect to a request for registration of Registrable Securities pursuant to Section 4, counsel selected by the Holders holding a majority of the Registrable Securities being registered in such registration.

               "IBM" has the meaning assigned such term in the second paragraph of this Agreement.

               "Indemnified Party" has the meaning assigned such term in Section 8(c).

               "Indemnifying Party" has the meaning assigned such term in Section 8(c).

               "Initiating Holders" has the meaning assigned to such term in Section 3(a).

               "NASD" has the meaning assigned such term in
Section 6(a)(xv).

               "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or

                                                            Page 14 of 53 Pages

political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of any such entity.

               "Purchased Common Stock" has the meaning assigned such term in the second paragraph of this Agreement.

               "Registrable Securities" means, subject to
Section 2(a), (i) any shares of Purchased Common Stock, and
(ii) any other shares of Common Stock of the Company acquired by GAP 14 and/or GAP Coinvestment in a manner consistent with and subject to the Shareholders' Agreement and (iii) any shares of capital stock issued or issuable in respect of shares of Purchased Common Stock or any other shares of Common Stock of the Company acquired by GAP 14 and/or GAP Coinvestment in a manner consistent with and subject to the Shareholders' Agreement by way of a stock dividend or stock split or in connection with a com-bination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

               "Registration Expenses" has the meaning assigned such term in Section 7.

               "SEC" means the Securities and Exchange
Commission.

               "Shareholders' Agreement" has the meaning assigned such term in the third paragraph of this Agreement.

               "Stock Purchase Agreement" has the meaning assigned such term in the second paragraph of this Agreement.

               "Total Securities" has the meaning assigned such term in Section 4(a).

          2.   Securities Subject to this Agreement.

               (a) Registrable Securities. For the purposes of this Agreement, Registrable Securities will cease to be Regis-trable Securities (i) when a registration statement covering such Registrable Securities has been declared effective under the Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective registration statement or (ii) if such Registrable Securities have been sold pursuant to Rule 144 or otherwise in a transaction in which such shares may be resold in a transaction exempt from the registration requirements of the Act and the legend on the certificates representing such shares has been or is permitted to be removed.

               (b) Holders of Registrable Securities. A Person is deemed to be a holder of Registrable Securities (a "Holder") whenever such Person (i) is a party to this Agreement or a permitted assign under the Shareholders' Agreement (other than a Rule 144 purchaser) who agrees to be bound in writing by the terms and provisions of this Agreement and the Shareholders'

                                                            Page 15 of 53 Pages

Agreement and (ii) owns of record Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more persons with respect to the same Registrable Securities, the Company shall act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities.

          3.   Demand Registration.

               (a) Request for Demand Registration. Subject to Sections 3(b) and 3(d) hereof, the Holders holding at least a majority of the Registrable Securities held by all of the Holders (the "Initiating Holders") may request one registration (the "Demand Registration") of Registrable Securities under the Act and under the securities or blue sky laws of any United States jurisdiction designated by the Holders that request to register Registrable Securities in such registration. Notwithstanding the foregoing, the Company shall not be required to effect the Demand Registration (i) within the period beginning forty five (45) days before the estimated filing date of a registration statement filed by the Company on its own behalf covering a firm commitment underwritten public offering and ending on the later of (A) one hundred and twenty (120) days after the effective date of such registration statement and (B) the expiration of any lock-up period reasonably required by the underwriters, if any, in connection therewith; (ii) if such registration is for the lesser of 350,000 shares of Common Stock (appropriately adjusted for stock dividends, stock splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof) or 25% of the total number of shares of Registrable Securities owned by the Holders; (iii) if, in the written opinion of counsel to the Company, the shares to be registered may be resold in a transaction exempt from the Registration requirements of the Act, or a no-action letter of the staff of the SEC has been obtained to that effect, and the shares are freed from any and all restrictions on transfer under the Shareholders' Agreement;
(iv) for a maximum of sixty (60) days if the Company is contemplating a material plan of financing or would be required to disclose information that it deems advisable not to disclose in a registration statement; (v) for a maximum of sixty (60) days if the Company cannot then comply with the financial disclosure requirements of the SEC in connection with such registration; provided that (recognizing that the Company is not on the date hereof in compliance with the SEC's financial reporting requirements) no Demand Registration will be initiated until three years of financial statements meeting such requirements have been filed with the SEC and the Company is otherwise in compliance with applicable SEC requirements. Any request for the Demand Registration by the Initiating Holders shall specify the amount of the Registrable Securities proposed to be sold, the intended method of disposition thereof and whether the request is for registration on Form S-3 (or any successor form thereto). Upon a request for the Demand Registration, the Company shall promptly take such steps as are reasonably necessary or appropriate to prepare for the registration of the Registrable

                                                            Page 16 of 53 Pages

Securities to be registered. Within fifteen (15) days after the receipt of such request, the Company shall give written notice thereof to all other Holders and include in such registration all Registrable Securities held by a Holder from whom the Company has received a written request for inclusion therein at least ten
(10) days prior to the filing of the registration statement.
Each such request will also specify the number of Registrable Securities to be registered, the intended method of disposition thereof and whether the request is for registration on Form S-3 (or any successor form thereto). Unless the Initiating Holders holding the majority of the Registrable Securities held by all Initiating Holders to be included in the Demand Registration consent in writing, no other party (other than the Company or any other Holder), shall be permitted to offer securities under the Demand Registration. If the Company notifies the Initiating Holders that it intends to offer securities under the Demand Registration, the Demand Registration shall be deemed to be a Company-initiated registration statement with the Holders participating pursuant to their "piggy-back" rights under Section 4 hereof, and the right of the Holders to make a Demand Registration shall be restored.

               (b) Effective Demand Registration. A registra-tion shall not constitute the Demand Registration until it has become effective and remains continuously effective for not less than one hundred and twenty (120) days or until the shares registered therein have been sold, whichever is earlier. If a requested Demand Registration does not constitute the Demand Registration, the Holders shall continue to be entitled to request one Demand Registration under Section 3(a) hereof. The Company shall use its reasonable best efforts to cause the Demand Registration to become effective not later than ninety (90) days after it receives a request for the Demand Registration under
Section 3(a).

               (c) Expenses. In any registration initiated as a Demand Registration, the Company shall pay all reasonable Registration Expenses in connection therewith, whether or not such requested Demand Registration becomes effective; provided, however, that, if a registration initiated as a Demand Registration does not become effective or remain effective for one hundred and twenty (120) days as provided in Section 3(b) above for reasons beyond the Company's control and the Company pays such Registration Expenses, the Holders of Registrable Securities included in any subsequent registration shall be required to pay all Registration Expenses for the next Demand Registration.

               (d) Underwriting Procedures. If the Initiating Holders holding a majority of the Registrable Securities held by all Initiating Holders so elect, the offering of such Registrable Securities pursuant to the Demand Registration shall be in the form of a firm commitment underwritten offering and the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter selected in accordance with Sec-

                                                            Page 17 of 53 Pages

tion 3(e). In such event, if the Approved Underwriter advises the Company in writing that, in its opinion, the aggregate amount of such Registrable Securities requested to be included in such offering is sufficiently large to have a material adverse effect on the success of such offering, then (i) the Company shall include in the registration only the aggregate amount of the Registrable Securities that in the opinion of the Approved Underwriter may be sold without any such effect on the success of such offering and (ii) no Registrable Securities other than those owned by the Initiating Holders shall be included in such registration without the written consent of the Initiating Holders and any further reduction in the shares to be included in such registration shall be made pro rata among the participating Holders in proportion to the number of shares they own as of such date.

               (e) Selection of Underwriters. If the Demand Registration is in the form of an underwritten offering, the Initiating Holders holding a majority of the Registrable Securities held by all Initiating Holders to be included in the Demand Registration shall select and obtain an investment banking firm of national reputation to act as the managing underwriter of the offering (the "Approved Underwriter"); provided, that, the Approved Underwriter shall, in any case, be acceptable to the Company in its reasonable judgment and shall undertake to comply with Section 2.1(h) of the Shareholders' Agreement.

          4.   Piggy-Back Registration.

               (a) Piggy-Back Rights. If the Company proposes to file a registration statement under the Act with respect to an offering by the Company for its own account of any class of security (other than a registration statement on Form S-4 or S-8 (or any successor form thereto) under the Act), then the Company shall give written notice of such proposed filing to each of the Holders at least thirty (30) days before the anticipated filing date, and such notice shall describe in detail the proposed registration and distribution (including those jurisdictions where registration under the securities or blue sky laws is intended) and offer such Holders the opportunity to register the number of Registrable Securities as each such Holder may request. The Company shall use its reasonable best efforts to cause the managing underwriter or underwriters of an underwritten offering proposed by the Company (the "Company Underwriter") to permit the Holders who have requested to participate in the registration for such offering to include such Registrable Securities in such offering and, if the Company proposes to register Common Stock or any other securities of which the Registrable Securities are then comprised, such Registrable Securities shall be included in such offering on the same terms and conditions as the securities of the Company included therein. The Company Underwriter shall undertake to comply with the requirements of Section 2.1(h) of the Shareholders' Agreement. Notwithstanding the foregoing, if the Company Underwriter delivers a written opinion to the Company (with a copy provided to the Holders of Registrable Securities)

                                                            Page 18 of 53 Pages

that the total amount of securities which such Holders and the Company intend to include in such offering (the "Total Securities") is sufficiently large so as to have a material adverse effect on the Company's offering, then the Company shall include in such registration the securities proposed to be offered for the account of the Company and, to the extent reasonably feasible, the Registrable Securities requested to be included in such registration (any such Registrable Securities to be registered for the accounts of the Holders are hereinafter referred to as the "Company Approved Amount"). Each Holder shall be entitled to have included in such registration Registrable Securities equal to its pro rata portion of the Company Approved Amount, as based on the amounts of Registrable Securities sought to be registered by the Holders in their requests for participa-tion in such registration.

               (b)  Expenses.  The Company shall bear all
reasonable Registration Expenses in connection with any registration pursuant to this Section 4.

          5.   Holdback Agreements.

               (a) Restrictions on Public Sale by Holders. In order to participate in a registration effected hereby, to the extent not inconsistent with applicable law, each Holder agrees not to effect any public sale or distribution of any securities of the Company, including a sale pursuant to Rule 144 under the Act, during the period commencing with the notice of the proposed registration until one hundred and twenty (120) days after the effective date of such registration statement (except as part of such registration), if and to the extent requested by the Company in the case of a non-underwritten public offering, or if and to the extent requested by the Company Underwriter or the Approved Underwriter in the case of an underwritten public offering.

               (b) Restrictions on Public Sale by the Company. The Company agrees not to effect any public sale or distribution of any of its securities for its own account (except pursuant to registrations on Form S-4 or S-8 (or any successor form thereto) under the Act) during the ninety (90) day period commencing on the effective date of any registration statement in which the Holders are participating.

          6.   Registration Procedures.

               (a) Obligations of the Company. Whenever regis-tration of Registrable Securities has been requested pursuant to
Section 3 or 4 of this Agreement, the Company shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof as quickly as practicable, and in connection with any such request, the Company shall, as expeditiously as possible:

                                                            Page 19 of 53 Pages

                      (i)  prepare and file with the SEC (in any
event not later than sixty (60) Business Days after receipt of a request to file a registration statement with respect to Registrable Securities) a registration statement on Form S-3 or a successor, or if the Company does not qualify for registration on such form, then on any form on which registration is requested for which the Company then qualifies, which counsel for the Company and Holders' Counsel shall deem appropriate and which shall be available for the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and use its reasonable best efforts to cause such registration statement to become effective; provided, however, that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall (A) provide Holders' Counsel with an adequate and appropriate opportunity to participate in the preparation of such registration statement and each prospectus included therein (and each amendment or supple-ment thereto) to be filed with the SEC, which documents shall be subject to the review (but not right of clearance) of Holders' Counsel, and (B) notify Holders' Counsel and each seller of Registrable Securities pursuant to such registration statement of any stop order issued or to the Company's knowledge threatened by the SEC and take all reasonable action required to prevent the entry of such stop order or to remove it if entered;

                     (ii)  prepare and file with the SEC such
amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than six (6) months or such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold (but not before the expira-tion of the ninety (90) day period referred to in Section 4(3) of the Act and Rule 174 thereunder, if applicable), and comply with the provisions of the Act with respect to the disposition of all Registrable Securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

                    (iii)  as soon as reasonably possible and
subject to a reasonably appropriate confidentiality agreement, furnish to each seller of Registrable Securities, prior to filing a registration statement, copies of such registration statement as it is proposed to be filed, and thereafter such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as each such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

                     (iv)  use its reasonable best efforts to
register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions within the

                                                            Page 20 of 53 Pages

United States as any seller of Registrable Securities may request, and to continue such qualification in effect in each such jurisdiction for as long as is permissible pursuant to the laws of such jurisdiction, or for as long as any such seller requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6(a)(iv), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction;

                      (v)  use its reasonable best efforts to
obtain all other approvals, covenants, exemptions or authorizations from such governmental agencies or authorities as may be reasonably necessary to enable the sellers of such Regis-trable Securities to consummate the disposition of such Regis-trable Securities;

                     (vi)  notify each seller of Registrable
Securities at any time when a prospectus relating thereto is required to be delivered under the Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circum-stances under which they were made, and the Company shall promptly prepare a supplement or amendment to such prospectus and furnish to each such seller a reasonable number of copies of a supplement to or amendment of such prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

                    (vii)  enter into and perform customary
agreements (including an underwriting agreement in customary form with the Approved Underwriter or Company Underwriter, if any, selected as provided in Section 3 or 4) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;

                   (viii)  subject to a reasonably appropriate
confidentiality agreement and solely for the purpose of meeting their legally required due diligence obligations, make available for inspection by the managing underwriter participating in any disposition pursuant to such registration statement, Holders' Counsel and any attorney retained by the managing underwriter, each of which shall be reasonably acceptable to the Company, such

                                                            Page 21 of 53 Pages

information as shall be reasonably necessary to enable them to exercise their due diligence responsibility in connection with such registration statement;

                     (ix)  obtain a "cold comfort" letter from
the Company's independent public accountants in customary form and covering such matters of the type customarily covered by "cold comfort" letters, as Holders' Counsel or the managing underwriter reasonably request;

                      (x)  furnish, at the request of any seller
of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such regis-tration or, if such securities are not being sold through under-writers, on the date the registration statement with respect to such securities becomes effective, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as such seller may reasonably request and as are customarily included in such opinions;

                     (xi)  otherwise use its reasonable best
efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable but no later than fifteen (15) months after the effective date of the registration statement, an earn-ings statement covering a period of twelve (12) months beginning after the effective date of the registration statement, in a manner which satisfies the provisions of Section 11(a) of the Act;

                    (xii)  cause all such Registrable Securities
to be listed on each securities exchange on which similar securi-ties issued by the Company are then listed, subject to the satis-faction of the applicable listing requirements of each such exchange;

                   (xiii)  keep each seller of Registrable
Securities advised as to the initiation and progress of any registration under Section 3 or 4 hereunder;

                    (xiv)  provide officers' certificates and
other customary closing documents;

                     (xv)  cooperate with each seller of
Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc. (the
"NASD"); and

                                                            Page 22 of 53 Pages

                    (xvi)  use its reasonable best efforts to
take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

               (b)  Seller Information.  As a condition to
participation in any registration statement filed hereunder, the Company may require each seller of Registrable Securities as to which any registration is being effected to furnish to the Company in writing such information regarding the sellers and the distribution of such securities as the Company may from time to time reasonably request or as may reasonably be required by the Approved Underwriter or the Company Underwriter as the case may be, the SEC or applicable requirements of the Act or the Exchange Act.

               (c) Notice to Discontinue. Each Holder agrees that, upon receipt of any notice from the Company of the happen-ing of any event of the kind described in Section 6(a)(vi), such Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Sec-tion 6(a)(vi) and, if so directed by the Company, such Holder shall deliver to the Company (at the Company's expense) by certified or registered mail or overnight courier all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such Registrable Securi-ties which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such registration statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 6(a)(ii)) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 6(a)(vi) to and including the date when the Holder shall have received the copies of the supplemented or amended prospectus contemplated by and meeting the requirements of Section 6(a)(vi).

          7. Registration Expenses. The Company shall pay all reasonable out-of-pocket expenses (other than underwriting discounts and commissions and the fees and charges of Holders' Counsel) arising from or incident to the performance of, or compliance with, this Agreement, including, without limitation,
(a) SEC, stock exchange and NASD registration and filing fees,
(b) all fees and expenses incurred in complying with securities or blue sky laws (including, without limitation, reasonable fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (c) all printing, messenger and delivery expenses, and (d) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any special audits incident to or required by any registration or qualification). All of the

                                                            Page 23 of 53 Pages

expenses described in this Section 7 are referred to in this Agreement as "Registration Expenses."

          8.   Indemnification; Contribution.

               (a)  Indemnification by the Company.  In
connection with any registration pursuant to Section 3 or 4 hereof, the Company agrees to indemnify and hold harmless each Holder, its directors, officers, partners, employees, advisors and agents, and each Person who controls (within the meaning of the Act or the Exchange Act) such Holder, to the extent permitted by law, from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable costs of investigation and fees, disbursements and other charges of counsel) or other liabilities resulting from or arising out of or based upon any untrue, or alleged untrue, statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or notification or offering circular (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall also indemnify any underwriters of the Registrable Securities, their officers, directors and employees, and each Person who controls any such underwriter (within the meaning of the Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities.

               (b) Indemnification by Holders. In connection with any registration in which a Holder is participating pursuant to Section 3 or 4 hereof, each such Holder shall furnish to the Company in writing such information with respect to such Holder as the Company may reasonably request or as may be required by law for use in connection with any registration statement or prospectus to be used in connection with such registration and each Holder agrees to indemnify and hold harmless the Company, any underwriter retained by the Company and their respective directors, officers, employees, advisors and agents and each Person who controls (within the meaning of the Act and the Exchange Act) the Company or such underwriter to the same extent as the foregoing indemnity from the Company to the Holders (subject to the proviso to this sentence and applicable law), but only with respect to any such information furnished in writing by such Holder expressly for use therein; provided, however, that the liability of any Holder under this Section 8(b) shall be limited to the amount of the net proceeds received by such Holder in the offering giving rise to such liability.

               (c)  Conduct of Indemnification Proceedings.  Any
Person entitled to indemnification hereunder (the "Indemnified
Party") agrees to give prompt written notice to the indemnifying

                                                            Page 24 of 53 Pages

party (the "Indemnifying Party") after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, that, the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder. The Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party in its reasonable judgment,
(iii) the named parties to any such action (including any impleaded parties) have been advised by such counsel that either
(A) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (B) there may be one or more legal defenses available to it which are different from or addi-tional to those available to the Indemnifying Party. In either of such cases the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. The rights accorded to any Indemnified Party hereunder shall be in addition to any rights that such Indemnified Party may have at common law, by separate agreement or otherwise.

               (d)  Contribution.  If the indemnification
provided for in Section 8(a) and/or from the Indemnifying Party is unavailable to an Indemnified Party in respect of any losses, claims, damages, expenses or other liabilities referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, expenses or other liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages, expenses or other liabilities, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the Indemnifying Party's and Indemnified Party's relative intent, knowledge, access to information and

                                                            Page 25 of 53 Pages

opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, expenses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 8(a), 8(b) and 8(c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

          The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable con-siderations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution pursuant to this Section 8(d).

          9. Rule 144. The Holders acknowledge that the Company is not as of the date hereof in compliance with its reporting requirements under the Exchange Act and rules and regulations adopted by the SEC thereunder. After the Company has come into compliance with such reporting requirements, the Company covenants that it shall from that date forward use its reasonable best efforts to file any reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and that it shall take such further action as each Holder may reasonably request (including, but not limited to, providing any information necessary to comply with Rules 144 and 144A under the Act), all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Act within the limitation of the exemptions provided by (a) Rule 144 or Rule 144A under the Act, as such rules may be amended from time to time, or (b) any similar rules or regulations hereafter adopted by the SEC. The Company shall, upon the request of any Holder, deliver to such Holder a written statement as to whether the Company has complied with such requirements.

          10.  Miscellaneous.

               (a)  Recapitalizations, Exchanges, etc.  The
provisions of this Agreement shall apply to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Purchased Common Stock of any other shares of Common Stock of the Company acquired by GAP 14 and/or GAP Coinvestment that are acquired in a manner consistent with and subject to the Shareholders' Agreement and that are not freely tradeable, and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

               (b) Remedies. The Company and the Holders, in addition to being entitled to exercise all rights granted by law,

                                                            Page 26 of 53 Pages

including recovery of damages, shall be entitled to specific performance of their rights under this Agreement.

               (c) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions of such section may not be given unless the Company has obtained the prior written consent of Holders holding at least a majority of the Registrable Securities.

               (d) Notices. All notices and other communi-cations hereunder shall be in writing and shall be deemed given if telecopied or delivered personally or mailed by registered or certified mail (return receipt requested) to the following address (or at such other address as shall be specified by like notice; provided, that notice of a change of address shall be effective only upon receipt thereof):

          (i)  if to GAP 14 or GAP Coinvestment:

                    c/o GAP 14 Service Corporation
                    125 East 56th Street
                    New York, New York  10022
                    Attention:  Steven A. Denning
                    Telephone:  (212) 888-9191
                    Facsimile:  (212) 644-8339

               with a copy to:

                    Paul, Weiss, Rifkind, Wharton & Garrison
                    1285 Avenue of the Americas
                    New York, New York 10019-6064
                    Attention:  Matthew Nimetz, Esq.
                    Telephone:  (212) 373-3000
                    Facsimile:  (212) 757-3990

         (ii) if to the Company (two copies):

                    Policy Management Systems Corporation
                    One PMS Center
                    Blythewood, South Carolina  29016
                    Attention:  President; General Counsel
                    Telephone:  803-735-4000
                    Facsimile:  803-735-5500

               with a copy to:

                    Dewey Ballantine
                    1301 Avenue of the Americas
                    New York, New York  10019
                    Attention:  Robert C. Myers, Esq.
                    Telephone:  212-259-8000
                    Facsimile:  212-259-6000

                                                            Page 27 of 53 Pages

        (iii)  if to any other Holder, at its
               address as it appears on the
               transfer books of the Company

          Any notice given by telecopier or delivered personally shall be deemed to have been received by the recipient thereof on the day delivered if actually received during normal business hours on a Business Day; otherwise, such notice shall be deemed received on the next following Business Day if actually received on such day. All other notices in accordance herewith shall be effective on the day actually received by the Company. Any party hereto may, by notice to the other parties hereto, change its address for receipt of notices hereunder.

          Each Holder hereby designates General Atlantic Service Corporation ("GASC") as its representative to receive any notice hereunder and to communicate with the Company on its behalf. The Company hereby acknowledges the designation of GASC as the representative of each Holder for purposes of this Section 10(e). Any notice given by the Company to GASC shall be deemed given to the Party to whom it is addressed, and any notice given to the Company by GASC on behalf of any Holder shall have the same effect as if given to the Company by such Party.

               (e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. The registration rights and the other obligations of the Company contained in this Agreement shall, with respect to any Registrable Security, be automatically transferred from a Holder to any subsequent holder of such Registrable Security (including any pledgee), who or which consents in writing to the terms and provisions of this Agreement and the Shareholders' Agreement. If the Company receives conflicting instructions, notices or elections from two or more persons with respect to the same Registrable Securities, the Company shall act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities.

               (f) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

               (g)  Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the principles of conflicts of law of such State.

               (h) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                                                            Page 28 of 53 Pages

               (i) Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.

               (j) Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, it being intended that all of the rights and privileges of the Company and the Holders shall be enforceable to the fullest extent permitted by law.

               (k) Rules of Construction. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

               (l) Headings; References. The headings appearing in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. Except as otherwise indicated herein, all references herein to Sections refer to the Sections contained in this Agreement.

               (m) Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, covenants or understanding, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

               (n) Further Assurances. Each of the parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

               (o)  Effectiveness.  This Agreement shall be
effective upon the purchase of the Purchased Common Stock by GAP 14 and GAP Coinvestment pursuant to the Stock Purchase Agreement, and if such purchase does not occur or on before September 30, 1994, this Agreement shall terminate and be of no force or effect.

                                                            Page 29 of 53 Pages

          IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.


                         POLICY MANAGEMENT SYSTEMS CORPORATION


                         By:
                             G. Larry Wilson
                             Chairman, President and Chief
                             Executive Officer


                         GENERAL ATLANTIC PARTNERS 14, L.P.

                         By: GENERAL ATLANTIC PARTNERS
                             Its General Partner


                         By:
                             Steven A. Denning
                             Managing General Partner


                         GAP COINVESTMENT PARTNERS


                         By:
                             Steven A. Denning
                             Managing Partner



</TEXT